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                                                                      EXHIBIT 21

                                SUBSIDIARIES OF
                      CAVANAUGHS HOSPITALITY CORPORATION

1.  Cavanaughs Hospitality Corporation, a Delaware corporation

2.  Cavanaughs Hospitality Limited Partnership, a Delaware limited partnership

3.  North River Drive Company, a Washington corporation

4.  Cowley Street Limited Partnership, a Washington limited partnership